FOR IMMEDIATE RELEASE:

Contact:	Mark Tender (Media) Dan Loh (Investors)	914-701-8192 914-701-8200

Atlas Air Worldwide Holdings, Inc.
Reports 2008 Earnings

Full-Year Net Income Including Special Items Totals $63.7 Million, $2.97 per Share;
2008 Pretax Earnings from Operations Before Special Items Totals $59.7 Million

Positioned for Solid Earnings Growth in 2009 Despite Challenging Conditions;
Strong First Quarter Expected

Purchase, N.Y., February 24, 2009 – Atlas Air Worldwide Holdings, Inc. (AAWW) (Nasdaq: AAWW), a leading provider of global air cargo assets and services, today announced operating and financial results, including the impact of special items, for the fourth quarter and full year ended December 31, 2008.

For the quarter ended December 31, 2008, AAWW reported net income of $62.3 million, or $2.97 per diluted share, on revenues of $335.0 million and pretax earnings of $103.5 million. For the full year, AAWW posted net income of $63.7 million, or $2.97 per diluted share, on revenues of $1.607 billion and pretax earnings of $113.9 million.

Results for the quarter and full year include a previously disclosed deferred pretax gain of $153.6 million related to DHL Express’ investment in a 49% equity interest (including a 25% voting interest) in Polar Air Cargo Worldwide, Inc. The gain, and the subsequent deconsolidation of Polar from AAWW for reporting purposes, was recognized concurrent with the commencement of the long-term blocked-space agreement between Polar and DHL Express on October 27, 2008. Separately, AAWW recorded a largely non-cash pretax special charge of $91.2 million associated with its retirement and impairment of 747-200 freighter assets and a maintenance charge of $8.2 million related to the overhaul of five engines pursuant to the early termination of a long-term maintenance service contract for 747-200 engines.

Excluding the impact of special items for the quarter and full year, net income in the fourth quarter of 2008 totaled $29.6 million, or $1.41 per diluted share, with pretax income of $49.3 million. For the full year, net income totaled $33.4 million, or $1.56 per diluted share, with pretax income of $59.7 million.

“Our operating performance in 2008, particularly in the fourth quarter, reflects the actions we have taken to transform our business and to limit our commercial and operational risk,” said William J. Flynn, President and Chief Executive Officer of AAWW.

“2008 was a challenging year for global trade and airfreight. Record high fuel prices in the first half of the year were accompanied by the ongoing impact of the global recession in the second half. The usual pre-holiday peak season never materialized, and we experienced lower levels of military charter activity over the course of the year. The pronounced downturn in global airfreight traffic in the second half led us to resize our 747-200 freighter fleet.

“Despite these challenges and as a direct result of the transformation of our Polar scheduled service operation, we were able to deliver strong earnings in a fourth quarter that saw an unprecedented drop in global airfreight volumes.

“The start-up of full express network service pursuant to our long-term commercial agreement with DHL Express has enhanced our earnings quality and visibility by transforming expected margins on aircraft assets in our former Scheduled Service business segment to levels consistent with our core ACMI business.

“We have continued to de-risk our fleet plan through the retirement of our aging 747-200 assets and to aggressively reduce costs in line with reductions in that capacity. As previously announced, we have taken action during the fourth quarter to reduce our -200 fleet by seven aircraft and to reduce our crew force and ground staff in line with this decision. Our remaining seven Classic aircraft are unencumbered and will be managed opportunistically.

“Importantly, we have a solid financial platform with high levels of liquidity. At year-end, our cash position totaled $410.5 million, which excludes approximately $52.0 million that belonged to Polar upon its deconsolidation.”

Mr. Flynn added: “We are the only outsource operator of scale with the best-in-class 747-400F, and we serve a high-quality customer base, with staggered long-term contracts that mitigate our exposure to market risks.

“At the start of 2009, twenty of our 22 747-400 freighters were under ACMI contracts. Three of these are scheduled to expire at the end of March, and one is set to expire in the second half of the year. The principal variable in our business outlook in 2009, therefore, is in our ability to renew these agreements or to redeploy the aircraft with a new customer when the current agreements expire.

“We are continually marketing our aircraft, and to the extent that the current difficult market environment results in a gap between the end of one expiring agreement and the start of another, we will deploy that 747-400 aircraft in the AMC and Commercial Charter market in lieu of 747-200 capacity. Under such a scenario, we estimate that our potential pretax earnings exposure in 2009 would be approximately $5.0 million to $7.0 million for each 747-400 aircraft that is reallocated.

“Taking into account the transformation of our business, as well as our limited exposure to ACMI contract renewal risk, we believe we are positioned to substantially improve earnings in 2009 and to report solid first-quarter results in a difficult market.”

Conference Call

Management will host a conference call to discuss AAWW’s fourth-quarter and full-year 2008 financial and operating results at 11:00 A.M. Eastern Time on Tuesday, February 24, 2008.

Interested parties are invited to listen to the call live over the Internet at www.atlasair.com.

For those unable to listen to the live call, a replay will be archived on the above Web site following the call. A replay will also be available through March 3 by dialing (800) 405-2236 (domestic) or (303) 590-3000 (international) and using Passcode 11126785#.

4Q08 Performance Factors Versus 4Q07

Revenues, operating expenses, and operating statistics in the fourth quarter of 2008 reflect the deconsolidation of Polar Air Cargo Worldwide from AAWW for reporting purposes on October 27, 2008, concurrent with the commencement of the blocked-space agreement between Polar and DHL Express. As a result, block hours and associated block-hour revenues generated by Polar aircraft after October 26 are included in ACMI operations rather than in the Scheduled Service segment.

Operating revenues totaled $335.0 million in the fourth quarter of 2008 compared with $448.4 million in the year-earlier period, with the decrease mainly due to the deconsolidation of Polar. Total block hours decreased 16.3% (29,768 block hours versus 35,585) compared with the fourth quarter of 2007, while average operating aircraft declined to 31.2 from 32.0. Average utilization of operating aircraft totaled 10.4 block hours per aircraft per day during the quarter compared with 12.1 in the fourth quarter of 2007.

In ACMI, revenues of $123.3 million increased $26.9 million, or 27.8%, on increases in both block-hour volumes (20,139 versus 16,108) and average block-hour rates ($6,124 versus $5,989). Higher block-hour volumes reflected the commencement of full express-network ACMI service for DHL Express during the quarter, partially offset by weakness in demand during the 2008 pre-holiday season. Higher block-hour rates were primarily due to an increase in higher-yielding 747-400 ACMI flying relative to lower-yielding 747-200 ACMI flying.

For the quarter, an average of 18.1 aircraft (15.0 Boeing 747-400s and 3.1 Boeing 747-200s) directly supported the Company’s ACMI operations, compared with an average of 13.0 aircraft (10.2 Boeing 747-400s and 2.8 Boeing 747-200s) in the fourth quarter of 2007.

In Scheduled Service, revenues of $50.5 million in the fourth quarter contrasted with revenues of $208.2 million in the fourth quarter of 2007, mainly reflecting the deconsolidation of Polar during the quarter.

Unit revenues (RATM) in the Scheduled Service segment decreased 10.0% ($0.270 versus $0.300) during the quarter, while yield increased 2.2% ($0.466 versus $0.456).

Traffic (as measured by revenue ton miles, or RTMs) decreased 76.3% during the fourth quarter, while capacity (as measured by available ton miles, or ATMs) declined 73.1%. As a result, load factor declined to 57.9% from 65.8% in the prior-year period.

AMC Charter revenues of $100.6 million increased $14.5 million, or 16.9%, in the latest quarter due to an increase in AMC Charter rates, partially offset by a reduction in flying volumes. Block-hour rates increased 42.8% ($26,087 versus $18,268), reflecting an increase in the rate per mile paid by the U.S. military, including an increase in the “pegged” fuel price to $4.15 per gallon in the fourth quarter of 2008 from $2.20 per gallon in the fourth quarter of 2007. Activity declined 18.2% (3,855 block hours versus 4,710) during the quarter, reflecting a reduction in AMC demand compared with the fourth quarter of 2007.

In Commercial Charter, revenues of $46.7 million increased $1.5 million, or 3.4%, compared with the fourth quarter of 2007. Higher block-hour rates ($18,641 versus $17,126) offset a reduction in block-hour volumes (2,506 versus 2,639). Higher block-hour rates reflected an improved mix of charters. Lower block-hour volumes reflected general market softness as well as a strategic reduction in the size of the 747-200 operating fleet during 2008, partially offset by an increase in 747-400 charter flying in the fourth quarter of 2008.

Dry Leasing revenues of $11.9 million in the fourth quarter of 2008 were comparable to revenues in the fourth quarter of 2007. The Company had three 747-400F aircraft on dry lease during the latest quarter compared with three 747-400s and two 747-200s in the prior-year period.

Operating Expenses

Operating expenses in the fourth quarter of 2008 included two special items related to the resizing of the Company’s 747-200 freighter fleet: a largely non-cash special charge of $91.2 million and a maintenance charge related to a contract termination of $8.2 million. Excluding these special items, operating expenses as adjusted in the fourth quarter were $275.3 million. This represents a reduction of 27.1%, or $102.4 million, compared with the same quarter in 2007, primarily driven by the deconsolidation of Polar.

Total aircraft fuel expense decreased 34.7%, or $54.4 million, during the quarter. Approximately $43.6 million of the reduction was due to the exclusion of Polar’s fuel expense following its deconsolidation from the Company.

In Scheduled Service and Commercial Charter, fuel expense during the quarter reflected a 7.3% increase in the average price per gallon ($2.75 versus $2.56). A decrease in Commercial Charter flying activity and the deconsolidation of Polar, however, resulted in a 61.8% reduction in fuel gallons consumed (18,418 versus 48,222) during the quarter. In the AMC segment, where the U.S. military reimburses the Company for fuel-price increases that exceed an agreed upon fuel price, higher fuel expense during the quarter reflected an 88.6% increase in the AMC fuel rate ($4.15 versus $2.20), offset by an 18.2% decline in fuel gallons consumed (12,513 versus 15,302).

Aggregate ground handling and landing fees during the quarter decreased $26.7 million, or 62.0%, compared with the same quarter in 2007. Approximately $15.8 million of the decrease was due to the deconsolidation of Polar, with the balance due to a reduction in non-ACMI landings and departures and to a reduction in ground handling rates.

Labor expenses declined $12.3 million, or 18.2%, compared with the year-ago fourth quarter, reflecting the reduction in block-hour volumes as well as a reduction in profit sharing and incentive compensation accruals. Approximately $4.1 million of the reduction was attributable to the deconsolidation of Polar.

Travel expense declined $5.4 million, or 38.4%, largely due to the reduction in block-hour volumes. Approximately $1.2 million of the decline was also due to the deconsolidation of Polar.

Maintenance expense, as adjusted, decreased $3.4 million, or 12.1%, during the quarter. There were four engine overhaul events in the latest quarter compared with seven in the fourth quarter of 2007. There were no heavy airframe maintenance events during the quarter or the year-ago fourth quarter.

Net Interest and Other Non-Operating Expenses

Net interest expense increased $3.9 million, or 89.2%, compared with the fourth quarter of 2007, reflecting a higher level of outstanding debt and lower effective yields on cash investments, partially offset by an increase in capitalized interest related to pre-delivery deposits on the Company’s Boeing 747-8F aircraft order.

Excluding the gain of $153.6 million related to DHL Express’s investment in Polar, other non-operating expenses increased $2.6 million due to the negative impact of foreign exchange rates.

Income Taxes

Fourth-quarter results included an income tax expense of $41.2 million compared with an income tax expense of $16.1 million in the fourth quarter of 2007, resulting in an effective income tax rate of 39.8% versus 24.1%.

The effective income tax rate for the fourth quarter of 2008 differed from the U.S. federal statutory rate mainly due to state income taxes and a valuation allowance primarily recorded to offset the tax benefit of losses generated by Polar.

The effective income tax rate for the fourth quarter of 2007 principally reflected AAWW’s ability to claim a deduction on its federal income tax returns for non-U.S. leasing activity.

Cash, Cash Equivalents and Short-Term Investments

At December 31, 2008, AAWW’s cash, cash equivalents and short-term investments totaled $410.5 million compared with $477.3 million at year-end 2007.

Outstanding Debt

At December 31, 2008, AAWW’s balance sheet debt and capital lease obligations totaled $671.9 million, including the impact of $68.2 million of unamortized discount related to fair market value adjustments recorded against its debt.

The face value of AAWW’s debt and capital lease obligations at December 31, 2008 totaled $740.1 million, compared with $469.5 million on December 31, 2007.

Non-GAAP Financial Measures: EBITDAR and EBITDA

EBITDAR, as adjusted for gains on asset sales and special items, totaled $105.3 million in the fourth quarter of 2008 compared with $115.7 million in the fourth quarter of 2007. For the full year, EBITDAR, as adjusted, totaled $284.2 million compared with $346.9 million in 2007.

EBITDA, as adjusted for gains on asset sales and special items, totaled $68.7 million in the latest reporting period compared with $76.4 million in the fourth quarter of 2007. EBITDA, as adjusted, for the full year was $127.1 million compared with $191.3 million for the previous year.

About Non-GAAP Financial Measures

To supplement AAWW’s financial statements presented in accordance with U.S. GAAP, AAWW presents certain non-GAAP financial measures to assist in the evaluation of the performance of its business. These non-GAAP measures include EBITDAR, as adjusted, and EBITDA, as adjusted, each excluding gains on asset sales and special items.

AAWW’s management uses these non-GAAP financial measures in assessing the performance of the Company’s ongoing operations and liquidity and in planning and forecasting future periods.

About Atlas Air Worldwide Holdings, Inc.:

AAWW is the parent company of Atlas Air, Inc. (Atlas) and Titan Aviation Leasing Limited (Titan), and is the majority shareholder of Polar Air Cargo Worldwide, Inc. (Polar). Through Atlas and Polar, AAWW operates the world’s largest fleet of Boeing 747 freighter aircraft.

Atlas, Titan and Polar offer a range of air cargo services that include ACMI aircraft leasing – in which customers receive a dedicated aircraft, crew, maintenance and insurance on a long-term lease basis – express network and scheduled air cargo service, military charters, commercial cargo charters, and dry leasing of aircraft.

AAWW’s press releases, SEC filings and other information can be accessed through the Company’s home page, www.atlasair.com.

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect AAWW’s current views with respect to certain current and future events and financial performance. Such forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the operations and business environments of AAWW and its subsidiaries (collectively, the “companies”) that may cause the actual results of the companies to be materially different from any future results, express or implied, in such forward-looking statements.

Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: the ability of the companies to operate pursuant to the terms of their financing facilities; the ability of the companies to obtain and maintain normal terms with vendors and service providers; the companies’ ability to maintain contracts that are critical to their operations; the ability of the companies to fund and execute their business plan; the ability of the companies to attract, motivate and/or retain key executives and associates; the ability of the companies to attract and retain customers; the continued availability of our wide-body aircraft; demand for cargo services in the markets in which the companies operate; economic conditions; the effects of any hostilities or act of war (in the Middle East or elsewhere) or any terrorist attack; labor costs and relations; financing costs; the cost and availability of war risk insurance; our ability to maintain adequate internal controls over financial reporting; aviation fuel costs; security-related costs; competitive pressures on pricing (especially from lower-cost competitors); volatility in the international currency markets; weather conditions; government legislation and regulation; consumer perceptions of the companies’ products and services; pending and future litigation; and other risks and uncertainties set forth from time to time in AAWW’s reports to the United States Securities and Exchange Commission.

For additional information, we refer you to the risk factors set forth under the heading “Risk Factors” in the Annual Report on Form 10-K filed by AAWW with the Securities and Exchange Commission on February 28, 2008. Other factors and assumptions not identified above may also affect the forward-looking statements, and these other factors and assumptions may also cause actual results to differ materially from those discussed.

Except as stated in this release, AAWW is not providing guidance or estimates regarding its anticipated business and financial performance for 2009 or thereafter.

AAWW assumes no obligation to update such statements contained in this release to reflect actual results, changes in assumptions or changes in other factors affecting such estimates other than as required by law.

* * *

Atlas Air Worldwide Holdings, Inc.

Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	For the Three Months Ended			For the Twelve Months Ended
	December 31, 2008	December 31, 2007	December 31, 2008	December 31, 2007
Operating Revenues
ACMI	$123,334	$96,468	$358,234	$360,909
Scheduled Service	50,460	208,222	645,283	657,576
AMC Charter	100,567	86,041	425,814	388,966
Commercial Charter	46,714	45,195	127,325	117,142
Dry Leasing	11,892	12,489	48,770	50,512
Other	2,056	—	2,056	—

	335,023	448,415	1,607,482	1,575,105
Operating Expenses
Aircraft fuel	102,586	156,988	677,544	531,755
Salaries, wages and benefits	55,320	67,589	221,765	249,517
Maintenance, materials and repairs	32,776	27,964	171,396	149,306
Aircraft rent	36,561	39,269	157,063	155,575
Ground handling and airport fees	7,256	21,514	61,927	78,038
Landing fees and other rent	9,109	21,517	65,033	76,208
Depreciation and amortization	9,048	8,204	38,946	40,012
Gains on disposal of aircraft and engines	—	(2,470)	(2,726)	(3,475)
Travel	8,663	14,068	45,842	50,814
Minority interest	—	—	(3,675)	—
Special charge	91,167	—	91,167	—
Other	22,206	23,083	91,672	92,580

Total operating expenses	374,692	377,726	1,615,954	1,420,330

Operating income/(loss)	(39,669)	70,689	(8,472)	154,775

Non-operating Expenses/(Income)
Interest income	(1,550)	(5,359)	(12,778)	(17,775)
Interest expense	13,987	11,060	49,986	44,732
Capitalized interest	(4,194)	(1,344)	(11,282)	(4,489)
Gain on issuance of subsidiary stock	(153,579)	—	(153,579)	—
Other, net	2,168	(408)	5,285	(428)

Total non-operating expenses/(income)	(143,168)	3,949	(122,368)	22,040

Income before income taxes	103,499	66,740	113,896	132,735
Income tax expense	41,243	16,059	50,200	320

Net income	$62,256	$50,681	$63,696	$132,415

Income per share:
Basic	$2.97	$2.37	$2.98	$6.24

Diluted	$2.97	$2.35	$2.97	$6.17

Weighted average shares:
Basic	20,965	21,375	21,361	21,221

Diluted	20,985	21,535	21,431	21,453

Atlas Air Worldwide Holdings, Inc.

Reconciliation to Non-GAAP Measures
(in thousands)
(Unaudited)

		For the		For the
	For the	Three Months	For the	Twelve Months
	Three Months Ended	Ended December 31,	Twelve Months Ended	Ended December 31,
	December 31, 2008	2007	December 31, 2008	2007
Income before income taxes	$103,499	$66,740	$113,896	$132,735
Gain on issuance of subsidiary stock	(153,579)	—	(153,579)	—
Special charge	91,167	—	91,167	—
Maintenance charge for contract termination	8,186	—	8,186	—

Pretax income before gain on issuance of subsidiary stock, special charge, and maintenance charge for contract termination	49,273	66,740	59,670	132,735
Gains on disposal of aircraft and engines	—	(2,470)	(2,726)	(3,475)
Interest expense, net	8,243	4,357	25,926	22,468
Other non-operating (income) expense	2,168	(408)	5,285	(428)

Operating income before non-operating expenses, gain on issuance of subsidiary stock, special charge, maintenance charge for contract termination, and gains on disposal of aircraft and engines	59,684	68,219	88,155	151,300
Depreciation and amortization	9,048	8,204	38,946	40,012

EBITDA, as adjusted*	68,732	76,423	127,101	191,312
Aircraft rent	36,561	39,269	157,063	155,575

EBITDAR, as adjusted*	$105,293	$115,692	$284,164	$346,887

• EBITDA, as adjusted: Earnings before interest, taxes, depreciation, amortization, special charges, maintenance charge for contract termination, gains on the disposal of assets, and gain on issuance of subsidiary stock, as applicable.

* EBITDAR, as adjusted: Earnings before interest, taxes, depreciation, amortization, aircraft rent expense, special charges, maintenance charge for contract termination, gains on the disposal of assets, and gain on issuance of subsidiary stock, as applicable.

Atlas Air Worldwide Holdings, Inc.

Reconciliation to Non-GAAP Measures
(in thousands)
(Unaudited)

                                 For the Three Months Ended                For the Twelve Months Ended

                                   December 31, 2008                            December 31, 2008

                                        Special            As                          Special         As

                            Actual          Items*         Adjusted           Actual          Items*       Adjusted
                       ----------   ----------   ----------   ----------   ----------   ---------

    Income before

    income taxes               $103,499       $(54,226)         $49,273        $113,896       $(54,226)        $59,670

 Income tax expense        41,243     (21,608)       19,635       50,200     (23,900)      26,300
                       ----------   ---------    ----------   ----------   ---------    ---------

    Net income                 $ 62,256       $(32,618)         $29,638        $ 63,696       $(30,326)        $33,370

    Income per share:

 Basic                      $2.97      $(1.56)        $1.41        $2.98      $(1.42)   $1.56

 Diluted                    $2.97      $(1.56)        $1.41        $2.97      $(1.41)       $1.56

* Special items are comprised of: Gain on issuance of subsidiary stock – ($153,579);

Special charge – $91,167; and

                                             Maintenance charge for contract termination – $8,186

Atlas Air Worldwide Holdings, Inc.

Operating Statistics and Traffic Results
(Unaudited)

	For the Three Months Ended			For the Twelve Months Ended
	December 31,		Percent	December 31,		Percent
	2008	2007	Change	2008	2007	Change
Fleet: (average during the period)
Operating aircraft count (1) 31.2		32.0	(2.5%)	30.9	32.0	(3.4%)
Block Hours
ACMI	20,139	16,108	25.0%	59,161	60,230	(1.8%)
Scheduled Service	3,115	11,944	(73.9%)	36,731	42,798	(14.2%)
AMC Charter	3,855	4,710	(18.2%)	18,022	22,292	(19.2%)
Commercial Charter 2,506		2,639	(5.0%)	6,713	7,442	(9.8%)
All Other	153	184	(16.8%)	740	728	1.6%

Total Block Hours	29,768	35,585	(16.3%)	121,367	133,490	(9.1%)

Revenue Per Block Hour
ACMI	$6,124	$5,989	2.3%	$6,055	$5,992	1.1%
AMC Charter	$26,087	$18,268	42.8%	$23,627	$17,449	35.4%
Commercial Charter $18,641		$17,126	8.8%	$18,967	$15,741	20.5%
Scheduled Service Traffic
RTM’s (000’s)	108,274	456,747	(76.3%)	1,372,027	1,607,309	(14.6%)
ATM’s (000’s)	187,103	694,412	(73.1%)	2,177,683	2,491,306	(12.6%)
Load Factor	57.9%	65.8%	-7.9 pts	63.0%	64.5%	-1.5 pts
RATM (2) $0.270		$0.300	(10.0%)	$0.296	$0.264	12.1%
Yield (3) $0.466		$0.456	2.2%	$0.470	$0.409	14.9%
Fuel
Scheduled Service and Commercial
Charter:
Average fuel cost per gallon $2.75		$2.56	7.3%	$3.35	$2.24	49.6%
Fuel gallons consumed (000’s) 18,418		48,222	(61.8%)	142,381	165,157	(13.8%)
AMC Charter:
Pegged fuel cost per gallon $4.15		$2.20	88.6%	$3.41	$2.24	52.2%
Fuel gallons consumed (000’s) 12,513		15,302	(18.2%)	58,621	72,175	(18.8%)
	(1) Operating Fleet excludes the following aircraft count that were dry leased or out of service:
Dry leased	3.0	5.0	(40.0%)	4.1	5.0	(18.0%)
Out of service	1.0	—	NM	0.8	0.2	300.0%
(2) RATM represents scheduled service revenue dollars per available ton mile.
(3) Yield represents scheduled service revenue dollars per revenue ton mile.